Exhibit 10.63

SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE
AGREEMENT

between

ADA-ES, INC.,

as Licensor,

and

Clean Coal Solutions, LLC,
as Licensee

dated as of July 23, 2013

*

Indicates portions of the exhibit that have been omitted pursuant to a request for confidential treatment. The non-public information will be separately filed with the Securities and Exchange Commission.

SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT

This SECOND AMENDment to AMENDED AND rESTATED License Agreement (this “Second Amendment”), dated as of July 23, 2013 (the “Amendment Effective Date”), is by and between ADA-ES, Inc., a Colorado corporation (“Licensor”), and Clean Coal Solutions, LLC, a Colorado limited liability company (“Licensee”).  Licensor and Licensee are referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

Licensor and Licensee previously entered into a License Agreement, dated November 3, 2006 (the “2006 License”) which was subsequently amended and restated by that certain Amended and Restated License Agreement, dated October 30, 2009, as further amended by the First Amendment to Amended and Restated License Agreement dated August 4, 2010 (the “2009 License”); and

The Parties desire to further amend the 2009 License to include the right of the Licensee to use the Technology and Licensed Property in connection with coal that has been delivered to a Subject Utility for the purpose of “Mercury Only Emission Control” (terms defined below), and to amend and clarify other matters, by entering into this Second Amendment.

AMENDMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Section 13.4 of the 2009 License, the Parties hereby agree to amend the 2009 License as follows:

Article 1.  Definitions.

1.1   The following definitions in Section 1 of the 2009 License are hereby deleted in their entirety as no longer applicable to Licensee’s business, the 2009 License or the Operating Agreement:

Chemicals Business

Chemicals, Equipment and Technical Engineering Services Supply Agreement

1.2   The following definitions are hereby added to Section 1 of the 2009 License in the appropriate alphabetic locations.   Capitalized terms used in this Second Amendment but not otherwise defined below shall have the meanings given to such terms in the 2009 License or elsewhere in this Second Amendment:

“2006 License” has the meaning set forth in the recitals hereto.

“2009 License” has the meaning set forth in the recitals hereto.

“Amendment Effective Date” has the meaning set forth in the opening paragraph of this Second Amendment.

“Assignment” has the meaning set forth in Article 5.2 of this Second Amendment.

“Facility” or “Facilities” means one or more facilities placed in service by Licensee or one of its Affiliates for the production of refined coal in accordance with Section 45 of the Code or pursuant to any extensions of the placed in service deadlines of the Section 45 Tax Credits or the enactment of a Similar Tax Credit.

“Licensee Improvements” has the meaning set forth in Section 4.3 of the 2009 License as amended by Article 3 of this Second Amendment.

“Licensor Improvements” has the meaning set forth in Section 4.2 of the 2009 License as amended by Article 3 of this Second Amendment.

“Mercury Only Emission Control” means the use of the Technology or Licensed Property for the primary purpose of decreasing the emissions of mercury from cyclone coal-fired boilers using any type of coal or blend of coals, but without the intention of also decreasing emissions of nitrogen oxide (NOx) or otherwise for qualifying for Section 45 Tax Credits or a Similar Tax Credit.

“Mercury Only Technology License” has the meaning set forth in Section 2.1(b) of the 2009 License as amended by Article 2 of this Second Amendment.

“Non-Coal Application” has the meaning set forth in Section 2.4 of the 2009 License as amended by Article 2 of this Second Amendment.

“Non-Coal Fuel” has the meaning set forth in Section 2.4 of the 2009 License as amended by Article 2 of this Second Amendment.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Second Amendment.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“PRB” means sub-bituminous coals mined from the Powder River Basin.

“Refined Coal” means a liquid, gaseous or solid fuel produced from coal solely through application of the Technology or use of the Licensed Property that achieves both nitrogen oxide (NOx) and mercury emission reductions in cyclone coal-fired boilers, and that produces valid Section 45 Tax Credits or a Similar Tax Credit.

“Second Amendment” has the meaning set forth in the opening paragraph hereof.

“Similar Tax Credit” means any tax credit similar to the Section 45 Tax Credit enacted after the Amendment Effective Date, but within one (1) year of the expiration of the Section 45 Tax Credits.

“Subject Utility” has the meaning set forth in Section 2.1(b) of the 2009 License as amended by Article 2 of this Second Amendment.

“Sublicense” has the meaning set forth in Section 2.3 of the 2009 License as amended by Article 2 of this Second Amendment.

“Sublicensee” has the meaning set forth in Section 2.3 of the 2009 License as amended by Article 2 of this Second Amendment.

“Tax Credit Term” means the period between November 3, 2006 until the expiration of the later of (i) the Section 45 Tax Credits for the production of Refined Coal (taking into account any extensions or the pendency of any proposed extension thereof) or (ii) any Similar Tax Credit.

“Technology License” has the meaning set forth in Section 2.1(a) of the 2009 License as amended by Article 2 of this Second Amendment.

1.3   The definitions of the following terms in Section 1 of the 2009 License are hereby deleted in their entirety and replaced with the following:

“Improvements” means those modifications, revisions, derivations, updates, enhancements and improvements of and to the Technology or the Licensed Property related to (a) the production of Refined Coal to reduce both NOx and mercury emissions from cyclone coal-fired boilers or (b) Mercury Only Emissions Control, that are conceived, discovered, created or developed by or on behalf of Licensor (including those made by, or jointly with, Licensee), which Improvements will automatically and without any further action on the part of Licensor or Licensee, become part of the Technology (and part of the Technology License and Mercury Only Technology License.)

“Know-How” means technical information, ideas, concepts, confidential information, trade secrets, know-how, discoveries, inventions, processes, methods, formulas, source and object codes, data, programs, other works of authorship, improvements, developments, designs and techniques related to the production of (a) Refined Coal to reduce both NOx and mercury emissions in cyclone coal-fired boilers; or (b) Mercury Only Emissions Control other than as embodied in the Patents, that are owned or controlled by Licensor now or hereafter and that are necessary or desirable to use the Technology or the Licensed Property for the purposes, and for the term, specified in this Agreement.

“Licensed Property” means any products or methods related to (a) the production of Refined Coal to reduce both NOx and mercury emissions from cyclone coal-fired boilers or (b) Mercury Only Emissions Control, whether owned by Licensor or licensed by Licensor now or hereafter, that are (i) covered by any Valid Claim(s) contained in any of the Patents, and/or (ii) based on the Know-How, and/or (iii) based on the products, processes or methods developed using the Technology.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of Clean Coal Solutions, LLC, dated as of May 27, 2011, amended effective as of July 31, 2011, and further amended effective July 26, 2012, and as it may be further amended or restated from time to time.

“Patents” means the following referenced patents and patent applications and any and all continuations, continuations-in-part, and divisionals, and all patents issuing which are based on such applications, and all reissues, reexaminations, or extensions thereof,  continuations, continuations-in-part or divisions thereof and patents and patent applications on any improvements, advancements, modifications, revisions or developments that are developed by or for Licensor, together with any other U.S. patents that share a common claim of priority with said patents or that, as mutually agreed upon in good faith by the Parties, cover inventions substantially similar to said patents:

Application/Patent No.	Grant/Filing Date	*
U.S. Patent No. 6,729,248 B2	5/4/2004	*
U.S. Patent No. 6,773,471 B2	8/10/2004	*
U.S. Patent No. 7,332,002	2/19/2008	*
U.S. Patent No. 8,124,036	2/28/2012	*
U.S. Patent No. 8,293,196	10/23/2012	*
U.S. Patent No. 8,372,362	2/12/2013	*
U.S. Patent Application No. 12/785,184	5/21/2010	*

“Territory” means the United States of America and its territories and possessions.

Article 2.  Grant of License.

2.1 Grant of License.   Section 2 of the 2009 License shall be deleted in its entirety and replaced with the following:

“2.1  In consideration of the issuance by Licensee of the Units and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee the following:

(a) an exclusive (subject to Section 2.5 below) fully paid-up, royalty-free, non-transferable license under the Technology to make or have made the Licensed Property in connection with any rank of coal or blends of one or more ranks of coal covered by any Valid Claim(s) or Improvements for the sole purpose of producing Refined Coal to reduce both NOx and mercury emissions from cyclone coal-fired boilers and to use, sell, lease, offer to sell, import or otherwise dispose of  the Licensed Property in the Territory during the Tax Credit Term (the “Technology License”); and

(b) a limited, non-exclusive, fully paid-up, royalty-free, non-transferable license under the Technology to make or have made the Licensed Property in connection with any rank of coal or blends of one or more ranks of coal covered by any Valid Claim(s) or Improvements for the purpose of Mercury Only Emission Control solely in connection with coal that has been delivered to a utility that (i) burns or has burned Refined Coal produced by (A) one or more of the twenty-eight (28) Facilities placed in service by Licensee or one or more of its Affiliates on or before December 31, 2011, or (B) a Facility placed in service after December 31, 2011 by Licensee or one or more of its Affiliates, pursuant to any extensions of the placed in service deadline of the Section 45 Tax Credits or the enactment of a Similar Tax Credit; and (ii) generated Section 45 Tax Credits or a Similar Tax Credit thereon pursuant to a long-term agreement for the use of Refined Coal (each, a “Subject Utility”), for use in the same Subject Utility boiler that burns or burned the Refined Coal, and to use, sell, lease, offer to sell, lease, import, or otherwise dispose of the Licensed Property for Mercury Only Emissions Control for coal to be combusted by a Subject Utility in the Territory during the Term (the “Mercury Only Technology License”); and

(c) provided, however, that the foregoing Technology License and Mercury Only Technology License shall not include the right of Licensee to use the Technology or Licensed Property in connection with the application of additives included in the Technology or Licensed Property (including Improvements) to any PRB at mines and sites (including coal processing sites) in the Powder River Basin or during transportation of the PRB from such mines and sites to the first delivery point (i.e., during the originating mode of transportation by train, railcar or other methods).

2.2    In addition, Licensor and Licensee shall at all times during the Term promptly and fully disclose in writing to the other Party all Improvements, and each of the Improvements shall automatically become part of the Licensed Property and subject to the Technology License and Mercury Only Technology License in accordance with the Agreement.

2.3   Licensee may, from time to time, sublicense to one or more third  parties, including without limitation a Subject Utility (each, a “Sublicensee” and collectively “Sublicensees”), any or all rights under the license grant specified in Section 2.1(a) and/or Section 2.1(b) above pursuant to a written sublicense agreement (each a “Sublicense”) except in the event Licensee proposes to enter into a Sublicense under the license grant specified in Section 2.1(b), above, Licensor must give advance written approval of the final version of the Sublicense (including pricing and duration) and  Licensor shall not indemnify or defend Licensee or any Sublicensee with respect to any Damages related to such Sublicensee or the Sublicense in accordance with Section 10.2 of the Agreement or under any other theory of law or contract.  Subject to Licensor’s approval, which shall not be unreasonably withheld, conditioned, or delayed, a Sublicensee may, from time to time, sublicense to any third party involved in the production of Refined Coal or a third party involved in the production of coal for the sole purpose of Mercury Only Emissions Control for use by a Subject Utility, the rights granted under the Mercury Only Technology License.

2.4  Non-Coal Fuel.  The Parties acknowledge that in connection with Licensee’s use of the Technology and Licensed Property in accordance with the Technology License and Mercury Only Technology License, Licensee or one or more Sublicensees may, at one or more Facilities, apply the additives included in the Technology or Licensed Property to combustible materials or fuels (other than coal) that the operator of the coal-fired boiler has chosen to add along with the coal being used to produce the Refined Coal or the coal used for Mercury Only Emissions Control (such materials or fuels other than coal hereafter referred to as “Non-Coal Fuel”).  Licensor and Licensee acknowledge and agree that with respect to the application of such additives to any Non-Coal Fuel occurring while the additives are added to the coal (“Non-Coal Application”), by Licensee or any Sublicensee in connection with the Technology License, Mercury Only Technology License, or any Sublicense: (a) such Non-Coal Application shall not constitute or be deemed a breach or violation of the Technology License, Mercury Only Technology License, or any Sublicense by Licensee (and/or a Sublicensee, as applicable), (b) Licensor gives no representations, warranties or other assurance of any type or nature as to the benefit, detriment or any other effect or impact of such Non-Coal Application on the Technology, Licensed Property, equipment (including the boiler) or physical facilities; and (c) Licensor will not indemnify or defend Licensee or any Sublicensee for any Damages for which Licensor has an indemnification obligation under Section 10.2 of the Agreement, or under any other theory of equity, law or contract, to the extent any Damages are based upon a claim that would not have arisen but for the Non-Coal Application.

2.5  Exclusivity.  The Technology License specified in Section 2.1(a) above shall be exclusive even as to Licensor for purposes of engaging in a Section 45 Business for the purpose of Section 45 Tax Credits, or Similar Tax Credits, during the Term, except with respect to Licensor’s use of the Technology and Licensed Property to create Improvements and to provide technical assistance to Licensee pursuant to Section 4.1.”

Article 3.  Technical Assistance and Improvements.

3.1 Section 4 of the 2009 License shall be deleted in its entirety and replaced with the following:

“4.1   Technical Assistance.   Licensor’s executive team shall be available and use commercially reasonable efforts to provide any technical assistance to Licensee relating to the use of the Technology and the development, marketing and deployment of the Licensed Property without charge to Licensee.  In the event that Licensee requires additional technical assistance, or the assistance of Licensor’s technical services personnel, then Licensor shall provide such assistance at the preferred rates and under the terms mutually agreed by the Parties at the time such assistance is requested.

4.2  Licensor Improvements.  All Improvements conceived, discovered, created, developed or acquired by or on behalf of Licensor (including by Licensee and Licensor jointly) during the Term (collectively, “Licensor Improvements”) shall be owned by Licensor and shall, automatically without any further action by either Party, be included within the Licensed Property and the Technology and thereby made a part of the Technology License and Mercury Only Technology License as applicable.  Licensee hereby assigns to Licensor all of its right, title and interest in and to all such Licensor Improvements.  Licensor shall promptly and fully advise Licensee in writing of any Licensor Improvements created by Licensor without Licensee.  The expenses of filing and prosecuting any patent application relating to such Licensor Improvements shall be borne by Licensor, if deemed reasonable by unanimous consent of the Board governing the Licensee.

4.3 Licensee Improvements.  Any Improvements conceived, discovered, created, developed or acquired by or on behalf of Licensee (except those Improvements made jointly with Licensor which are addressed in Section 4.2 above), during the Term, and any other ideas or inventions created or discovered by Licensee pursuant to its exercise of the Technology License or Mercury Only Technology License (collectively, “Licensee Improvements”) shall be owned by Licensor and shall, automatically without any further action by either Party, be included within the Licensed Property and the Technology and thereby made a part of the Technology License and Mercury Only Technology License as applicable.  In the event that Licensee intends to pursue or create an Improvement that will be deemed to be a Licensee Improvement if Licensor does not participate in creating the Improvement, Licensee shall provide Licensor with advance written notice of its intention to create an Improvement.  Licensee’s failure to inform Licensor of its intention to create an Improvement as stated above, or to inform Licensor of Improvements of which it becomes aware, will not impact Licensor’s ownership of such Licensee Improvements, but Licensor shall not indemnify or defend Licensee or any Sublicensee against any Damages to the extent such Damages are attributable to Licensee Improvements that Licensee did not disclose to Licensor in accordance with this Agreement.  Licensee shall promptly and fully advise Licensor in writing of any Licensee Improvements that are material and of which Licensee becomes aware.  The expenses of filing and prosecuting any patent application relating to any Licensee Improvements will be borne by Licensor, if deemed reasonable by unanimous consent of the Board governing the Licensee; provided, however that Licensee shall reasonably assist Licensor, at Licensor’s sole expense, to obtain full ownership rights, including but not limited to patent rights, in and to the subject Improvements.

Article 4.  Term.

4.1   Section 5.1 (Term) of the 2009 License shall be deleted in its entirety and replaced with the following:

“5.1. Term.   This Agreement shall remain in full force and effect during the Term, and unless sooner terminated pursuant to Sections 5.2 or 5.3 herein, the Term shall terminate upon the latest to occur of (a) the date upon which there are no longer any patent applications related to the Technology pending in the patent office, (b) the date of the expiration of the last to expire without renewal of any patent included in the Technology, and (c) the date on which Licensee and all Sublicensees have permanently ceased to perform Mercury Only Emission Control in accordance with the Mercury Only Technology License specified in Section 2.1(b) herein.”

Article 5.  General.

5.1   Section 13 (General) of the 2009 License will be deleted in its entirety and replaced with the following:

“13.1  Notices.    All notices provided for in this Agreement shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by electronic mail, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for either Party as shall be specified by like notice):

If to Licensor:

ADA-ES, Inc.

9135 S. Ridgeline Blvd., Ste 200

Highlands Ranch, CO  80129

Attn:  Mike Durham

Fax:  (303) 734-0330

Email:  miked@adaes.com

If to Licensee:

Clean Coal Solutions, LLC

5251 DTC Parkway, Suite 825

Greenwood Village, CO 80111

Attn:  Jim Zerefos

Fax:  (303) 751-4777

Email:  jzerefos@cleancoalsolutions.com

5.2   A new Section 13.12 will be added as follows:

“13.12  Assignment. Neither Party shall assign, sublease or otherwise transfer (collectively, an “Assignment”) this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, and any purported Assignment made without such prior written consent shall be void.  Notwithstanding the foregoing:

(a)

either Party may, without the need for consent from the other Party, make an Assignment of this Agreement to an Affiliate of such Party provided that such Affiliate assumes in writing all of the obligations of the Party making the Assignment, and in such event the assigning Party shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment; and

(b)

Licensee may, without the need for consent from Licensor, make an Assignment of this Agreement to any Person succeeding to the business of Licensee (whether by merger, equity purchase, or similar transaction) or to all or substantially all of Licensee’s assets.”

Article 6.  Entire Agreement.

6.1   Except to the extent specifically amended or superseded by the terms of this Second Amendment, all of the provisions of the 2009 License shall remain in full force and effect to the extent in effect on the Amendment Effective Date hereof.  The 2009 License, as modified by this Second Amendment, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter hereof.  From and after the Amendment Effective Date, all references in the 2009 License or this Second Amendment to the “Agreement” shall be deemed to refer to the 2009 License as modified by this Second Amendment.

6.2   This Second Amendment may be executed on facsimile copies in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Second Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment effective as of the Amendment Effective Date.

ADA-ES, Inc.		Clean Coal Solutions, LLC

By:	/s/ Mark H. McKinnies	By:	/s/ Jim Zerefos
Name:	Mark H. McKinnies	Name:	Jim Zerefos
Title:	Senior Vice President and Chief Financial Officer	Title:	General Counsel